U.S. Energy Corp.              877 N. 8th W., Riverton, WY  82501     (307) 856-9271   (307) 857-3050 (FAX)

For Immediate Release

U.S. Energy Corp. Announces State of Colorado Approval of Molybdenum Exploration Program

 Initial Meeting Held with US Forest Service

RIVERTON, Wyoming (February 15, 2008) — U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (the “Company”), a diversified natural resources company with interests in molybdenum, gold, oil and gas and real estate, is pleased to provide the following update on the Lucky Jack Molybdenum Project.

The Company’s partner at the Lucky Jack Molybdenum Project, Kobex Resources Ltd. (Kobex) (TSX-V: KBX), has received approval from the Colorado Division of Mining, Reclamation and Safety for an amended work program to undertake delineation drilling at its Lucky Jack molybdenum deposit.  Safety and potential cost considerations related to rehabilitating the old workings dictated revision of the initial program.  In accordance with the new program, most of the old workings located in the historic Keystone Mine will be bypassed by construction of a new access drift.

A notice of activity incorporating this revised program has recently been submitted to Gunnison County for its review.  It is now anticipated that this program, including drilling, will be completed by mid-2009.

A meeting with the United States Forest Service (“USFS”), the lead regulatory agency in the project permitting process, was held in January to inform the USFS of Kobex’s and U.S. Energy Corp.’s plans and to discuss the timing for submission of a Plan of Operations to the USFS.  As a result, it is now projected that the Plan of Operations will be submitted to the USFS in the third quarter of 2008.  However, Kobex expects the collection of environmental data to begin in mid-2008, concurrent with the rehabilitation, access and drilling programs.  This approach should not significantly impact the time for completion of the entire mine development and permitting process.

At the meeting with the USFS, Kobex conveyed its commitment to incorporate the highest environmental standards into its mine design and also make this data available to the public via the US National Environmental Policy Act (NEPA).  “We informed the USFS that it is our objective, upon closure of the proposed mine, to eliminate long-term environmental liabilities such as the need to treat acid drainage in perpetuity,” stated Maurice Tagami, Chief Operating Officer of Kobex Resources Ltd.

Press Release
February 15, 2008

Keith G. Larsen, CEO of U.S. Energy Corp. stated, “The Company’s goal is to conduct our operations at the Lucky Jack Molybdenum Project in an environmentally sound manner that benefits all stakeholders and increases shareholders value.  The projected submittal to the USFS during the third quarter of 2008 will allow the completion of additional technical information to be incorporated in the Plan of Operations. ”

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ABOUT U.S. ENERGY CORP.

Disclosure Regarding Mineral Resources
Under SEC and Canadian Regulations;
and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  Examples of these other companies are Sutter Gold Mining Inc. and Kobex Resources Ltd.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:
Keith G. Larsen, CEO or Mark J. Larsen, President
U.S. Energy Corp. (307) 856-9271